Exhibit 99.6

Consent of Director Nominee of Twelve Seas Investment Company IV TMT

I hereby consent to being identified as a director nominee in the Registration Statement on Form S-1 of Twelve Seas Investment Company IV TMT and all pre- and post-effective amendments and supplements thereto, including the prospectus contained therein, and to all references to me in connection therewith and to the filing of this consent as an exhibit to such Registration Statement and any amendments or supplements thereto.

/s/ Alastair John Mackenzie Walton
Name:	Alastair John Mackenzie Walton

Date: December 6, 2021